F I R S T   B U S E Y   C O R P O R A T I O N
A N N O U N C E S
2 0 2 4
S E C O N D
Q U A R T E R
E A R N I N G S
Q 2  |  2 0 2 4

July 23, 2024
First Busey Corporation Announces 2024 Second Quarter Earnings
CHAMPAIGN, IL – (GLOBE NEWSWIRE) – First Busey Corporation (Nasdaq: BUSE)

Net Income of $27.4 million
Diluted EPS of $0.47

SECOND QUARTER 2024 HIGHLIGHTS
•Adjusted net income1 of $29.0 million, or $0.50 per diluted common share
•Net interest margin1 increased by 24 basis points to 3.03% from 2.79% in the prior quarter
•Noninterest income of $33.8 million, and adjusted noninterest income1 of $33.9 million, or 29.1% of operating revenue1
•Record high quarterly revenue for both the Wealth Management and FirsTech operating segments
•Finalized the acquisition of Merchants & Manufacturers Bank Corporation (“M&M”) and its wholly owned subsidiary Merchants & Manufacturers Bank (“M&M Bank”) on April 1, 2024, and completed the integration of M&M Bank into Busey Bank on June 21, 2024
•Tangible book value per common share1 of $16.97 at June 30, 2024, compared to $16.84 at March 31, 2024, and $15.25 at June 30, 2023, a year-over-year increase of 11.3%
•Tangible common equity1 increased to 8.36% of tangible assets at June 30, 2024, compared to 8.12% at March 31, 2024, and 7.18% at June 30, 2023
For additional information, please refer to the 2Q24 Earnings Investor Presentation.
MESSAGE FROM OUR CHAIRMAN & CEO
Second Quarter Financial Results
Net income for First Busey Corporation (“Busey,” “Company,” “we,” “us,” or “our”) was $27.4 million for the second quarter of 2024, or $0.47 per diluted common share, compared to $26.2 million, or $0.46 per diluted common share, for the first quarter of 2024, and $29.4 million, or $0.52 per diluted common share, for the second quarter of 2023. Adjusted net income1, which excludes the impact of acquisition and restructuring expenses, was $29.0 million, or $0.50 per diluted common share, for the second quarter of 2024, compared to $26.5 million, or $0.47 per diluted common share, for the first quarter of 2024. Adjustments to net income for the second quarter of 2023 were immaterial. Annualized return on average assets and annualized return on average tangible common equity1 were 0.91% and 11.51%, respectively, for the second quarter of 2024. Annualized adjusted return on average assets1 and annualized adjusted return on average tangible common equity1 were 0.97% and 12.21%, respectively, for the second quarter of 2024.
Second quarter results included $0.4 million in net securities losses, nearly all of which were unrealized, as well as an additional $0.3 million gain on the mortgage servicing right sale previously announced in the first quarter of 2024. In addition, second quarter results include a one-time deferred tax valuation adjustment of $1.4 million resulting from a change to our Illinois apportionment rate due to recently enacted regulations. These new regulations are expected to lower our ongoing tax obligation in future periods, but create a negative adjustment to the carrying value of our deferred tax asset in the current period. Excluding this one-time deferred tax valuation adjustment, the effective tax rate for the second quarter of 2024 would have been 25.0%, rather than the 28.8% reported, and further adjusted net income would have been $30.5 million, equating to further adjusted diluted earnings per share of $0.53.
First Busey Corporation (BUSE) | 2024 Q2 — 2

Pre-provision net revenue1 was $41.1 million for the second quarter of 2024, compared to $46.4 million for the first quarter of 2024 and $39.5 million for the second quarter of 2023. Pre-provision net revenue to average assets1 was 1.37% for the second quarter of 2024, compared to 1.55% for the first quarter of 2024, and 1.30% for the second quarter of 2023. Adjusted pre-provision net revenue1 was $42.6 million for the second quarter of 2024, compared to $38.6 million for the first quarter of 2024 and $42.1 million for the second quarter of 2023. Adjusted pre-provision net revenue to average assets1 was 1.42% for the second quarter of 2024, compared to 1.29% for the first quarter of 2024 and 1.38% for the second quarter of 2023.
Our fee-based businesses continue to add revenue diversification. Total noninterest income was $33.8 million for the second quarter of 2024, compared to $35.0 million for the first quarter of 2024 and $28.0 million for the second quarter of 2023. Adjusted noninterest income1 was $33.9 million, or 29.1% of operating revenue1, during the second quarter of 2024, compared to $33.9 million, or 30.9% of total operating revenue, for the first quarter of 2024 and $30.1 million, or 27.7% of total operating revenue, for the second quarter of 2023. Wealth management fees and payment technology solutions contributed $15.9 million and $5.9 million, respectively, to our consolidated noninterest income for the second quarter of 2024, representing 64.6% of noninterest income on a combined basis.
Busey views certain non-operating items, including acquisition-related and other restructuring charges, as adjustments to net income reported under U.S. generally accepted accounting principles ("GAAP"). Non-operating pretax adjustments for acquisition and other restructuring charges in the second quarter of 2024 were $2.2 million. Busey believes that its non-GAAP measures (which are identified with the endnote labeled as 1) facilitate the assessment of its financial results and peer comparability. For more information and a reconciliation of these non-GAAP measures in tabular form, see "Non-GAAP Financial Information" beginning on page 16.
We have effectively managed our noninterest expense during a time of decades-high inflation and have been purposeful in our efforts to rationalize our expense base given our economic outlook and our view on the future of banking. Second quarter expenses include the costs of operating M&M Bank as a stand-alone bank from April 1, 2024, through June 21, 2024. Noninterest expense was $75.5 million in the second quarter of 2024, compared to $70.8 million in the first quarter of 2024 and $69.2 million in the second quarter of 2023. Adjusted noninterest expense1, which excludes the amortization of intangible assets and acquisition and restructuring related expenses, was $70.7 million in the second quarter of 2024, compared to $68.0 million in the first quarter of 2024 and $66.5 million in the second quarter of 2023.
Quarterly pre-tax expense synergies resulting from the M&M acquisition are anticipated to be $1.6 million to $1.7 million per quarter when fully realized. Quarterly run-rate savings are projected to be achieved by the first quarter of 2025. During the second quarter of 2024, we achieved approximately 30% of the full quarterly savings. We expect to continue to prudently manage our expenses and to realize increased rates of M&M acquisition synergies during the second half of 2024.
Acquisition of Merchants and Manufacturers Bank Corporation Completed April 1, 2024, and Integration of Merchants & Manufacturers Bank with and into Busey Bank Completed June 21, 2024
Effective April 1, 2024, Busey completed its previously announced acquisition (the "Merger") of M&M, pursuant to an Agreement and Plan of Merger, dated November 27, 2023, between Busey and M&M (the “Merger Agreement”). Upon completion of the Merger, each share of M&M common stock converted to the right to receive, at the election of each stockholder and subject to proration and adjustment, either (1) $117.74 in cash (“Cash Election”), (2) 5.7294 shares of Busey common stock (“Share Election”), or (3) mixed consideration of $34.55 in cash and 4.0481 shares of Busey common stock (“Mixed Election”).
First Busey Corporation (BUSE) | 2024 Q2 — 3

Most of the M&M common stockholders who submitted an election form by the election deadline made the Share Election to receive their Merger consideration solely in the form of shares of Busey common stock. As a result of the elections of M&M common stockholders, and in accordance with the proration and adjustment provisions of the Merger Agreement, the Merger consideration paid to M&M common stockholders was comprised of an aggregate of 1,429,304 shares of Busey common stock and an aggregate of $12.2 million in cash, allocated as follows for each share of M&M stock: (1) $117.74 in cash for the Cash Election, (2) $5.3966 in cash and 5.4668 shares of Busey common stock for the Share Election, and (3) $34.55 in cash and 4.0481 shares of Busey common stock for the Mixed Election. Pursuant to the terms of the Merger Agreement, M&M common stockholders that did not make an election or submit a properly completed election form by the election deadline of March 29, 2024, received cash consideration of $117.74 for each share of M&M common stock held. No fractional shares of Busey common stock were issued in the Merger. Fractional shares were paid in cash at the rate of $23.32 per share.
Additional Merger consideration of $3.0 million was paid to redeem 300 shares of M&M preferred stock.
The M&M transaction added loans with a fair value of $418.7 million and deposits with a fair value of $392.8 million as of the acquisition date. Busey incurred one-time pre-tax acquisition-related expenses of $2.1 million in the second quarter of 2024 related to M&M.
On June 21, 2024, M&M Bank was merged with and into Busey Bank (the “Bank Merger”). At the time of the Bank Merger, M&M Bank’s banking centers became banking centers of Busey Bank, except for the banking center located at 990 Essington Rd., Joliet, Illinois, which was closed in connection with the Bank Merger. Services were assumed by the existing Busey Bank banking center located at 2801 Black Rd., Joliet, Illinois, which is less than one mile away from where the Essington banking center was located. This partnership adds M&M’s Life Equity Loan® products to Busey’s existing suite of services and expands Busey’s presence in the suburban Chicago area.
Busey’s Conservative Banking Strategy
Busey’s financial strength is built on a long-term conservative operating approach. That focus will not change now or in the future.
The quality of our core deposit franchise is a critical value driver of our institution. Our granular deposit base continues to position us well, with core deposits1 representing 96.4% of our deposits as of June 30, 2024. Our retail deposit base was comprised of more than 256,000 accounts with an average balance of $22 thousand and an average tenure of 16.8 years as of June 30, 2024. Our commercial deposit base was comprised of more than 33,000 accounts with an average balance of $96 thousand and an average tenure of 12.5 years as of June 30, 2024. We estimated that 29% of our deposits were uninsured and uncollateralized2 as of June 30, 2024, and we have sufficient on- and off-balance sheet liquidity to manage deposit fluctuations and the liquidity needs of our customers.
Asset quality remains strong by both Busey’s historical and current industry trends. Non-performing assets decreased to $9.2 million during the second quarter of 2024, representing 0.08% of total assets. Busey’s results for the second quarter of 2024 include a $2.3 million provision expense for credit losses and a $0.4 million provision release for unfunded commitments. The allowance for credit losses was $85.2 million as of June 30, 2024, representing 1.07% of total portfolio loans outstanding, and 936.0% of non-performing loans. Busey recorded net charge-offs of $9.9 million in the second quarter of 2024, primarily in connection with a single commercial and industrial credit relationship that also experienced a partial charge-off during the first quarter of 2024. A specific reserve of $7.2 million had previously been allocated against this credit relationship. As of June 30, 2024, our commercial real estate loan portfolio of investor-owned office properties within Central Business District3 areas is minimal at $2.2 million. Our credit performance continues to reflect our highly diversified, conservatively underwritten loan portfolio, which has been originated predominantly to established customers with tenured relationships with our company.
First Busey Corporation (BUSE) | 2024 Q2 — 4

The strength of our balance sheet is also reflected in our capital foundation. In the second quarter of 2024, our Common Equity Tier 1 ratio4 was 13.19% and our Total Capital to Risk Weighted Assets ratio4 was 17.49%. Our regulatory capital ratios continue to provide a buffer of more than $540 million above levels required to be designated well-capitalized. Our Tangible Common Equity ratio1 increased to 8.36% during the second quarter of 2024, compared to 8.12% for the first quarter of 2024 and 7.18% for the second quarter of 2023. Busey’s tangible book value per common share1 increased to $16.97 at June 30, 2024, from $16.84 at March 31, 2024, and $15.25 at June 30, 2023, reflecting an 11.3% year-over-year increase. During the second quarter of 2024, we paid a common share dividend of $0.24.
Community Banking
Busey’s commitment to bettering the communities we serve includes providing our Pillars with wide-ranging access to financial education tools. We’re pleased to offer Financial Pathways, a complimentary educational platform that provides an engaging learning experience through a series of interactive modules that deliver actionable financial education. Through the Financial Pathways Engage program, community members of all ages can learn how to manage their finances and plan for the future through educational workshops. The Engage program is led by Busey associates who are certified facilitators trained to lead the in-person and virtual sessions. After April’s training, we now have more than 70 Busey associates certified as Financial Pathways facilitators to offer valuable financial education to fellow associates, customers, and community members.
As we build upon Busey’s forward momentum and our strategic growth plans, we are grateful for the opportunities to consistently earn the business of our customers, based on the contributions of our talented associates and the continued support of our loyal shareholders.

Van A. Dukeman
Chairman and Chief Executive Officer
First Busey Corporation
First Busey Corporation (BUSE) | 2024 Q2 — 5

SELECTED FINANCIAL HIGHLIGHTS (unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
EARNINGS & PER SHARE AMOUNTS
Net income	$27,357	$26,225	$29,364	$53,582	$66,150
Diluted earnings per common share	0.47	0.46	0.52	0.94	1.18
Cash dividends paid per share	0.24	0.24	0.24	0.48	0.48
Pre-provision net revenue[1,2]	41,051	46,373	39,536	87,424	87,454
Operating revenue[2]	116,311	109,677	108,741	225,988	227,062

Net income by operating segments:
Banking	26,697	26,492	30,665	53,189	67,500
FirsTech	28	86	226	114	188
Wealth Management	5,561	4,998	4,932	10,559	9,790

AVERAGE BALANCES
Cash and cash equivalents	$346,381	$594,193	$235,858	$470,287	$229,563
Investment securities	2,737,313	2,907,144	3,255,741	2,822,228	3,307,575
Loans held for sale	9,353	4,833	1,941	7,093	1,796
Portfolio loans	8,010,636	7,599,316	7,755,618	7,804,976	7,733,370
Interest-earning assets	10,993,907	10,999,903	11,130,298	10,996,905	11,155,291
Total assets	12,089,692	12,024,208	12,209,865	12,056,950	12,236,643

Noninterest-bearing deposits	2,816,293	2,708,586	3,054,483	2,762,439	3,163,011
Interest-bearing deposits	7,251,582	7,330,105	6,797,588	7,290,844	6,717,939
Total deposits	10,067,875	10,038,691	9,852,071	10,053,283	9,880,950

Federal funds purchased and securities sold under agreements to repurchase	144,370	178,659	201,020	161,514	215,604
Interest-bearing liabilities	7,725,832	7,831,655	7,762,628	7,778,744	7,689,187
Total liabilities	10,757,877	10,748,484	11,001,930	10,753,180	11,047,164
Stockholders' equity - common	1,331,815	1,275,724	1,207,935	1,303,770	1,189,479
Tangible common equity[2]	955,591	922,710	847,294	939,150	827,489

PERFORMANCE RATIOS
Pre-provision net revenue to average assets[1,2,3]	1.37%	1.55%	1.30%	1.46%	1.44%
Return on average assets[3]	0.91%	0.88%	0.96%	0.89%	1.09%
Return on average common equity[3]	8.26%	8.27%	9.75%	8.26%	11.21%
Return on average tangible common equity[2,3]	11.51%	11.43%	13.90%	11.47%	16.12%
Net interest margin[2,4]	3.03%	2.79%	2.86%	2.91%	2.99%
Efficiency ratio[2]	62.32%	58.13%	60.87%	60.22%	58.82%
Adjusted noninterest income to operating revenue[2]	29.13%	30.92%	27.65%	30.00%	27.54%

NON-GAAP FINANCIAL INFORMATION
Adjusted pre-provision net revenue[1,2]	$42,617	$38,638	$42,072	$81,255	$91,576
Adjusted net income[2]	29,016	26,531	29,373	55,547	66,159
Adjusted diluted earnings per share[2]	0.50	0.47	0.52	0.97	1.18
Adjusted pre-provision net revenue to average assets[2,3]	1.42%	1.29%	1.38%	1.36%	1.51%
Adjusted return on average assets[2,3]	0.97%	0.89%	0.96%	0.93%	1.09%
Adjusted return on average tangible common equity[2,3]	12.21%	11.56%	13.90%	11.89%	16.12%
Adjusted net interest margin[2,4]	3.00%	2.78%	2.84%	2.89%	2.98%
Adjusted efficiency ratio[2]	60.57%	61.70%	60.86%	61.12%	58.81%
___________________________________________
1.Net interest income plus noninterest income, excluding securities gains and losses, less noninterest expense.
2.See “Non-GAAP Financial Information” for reconciliation.
3.For quarterly periods, measures are annualized.
4.On a tax-equivalent basis, assuming a federal income tax rate of 21%.
First Busey Corporation (BUSE) | 2024 Q2 — 6

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(dollars in thousands, except per share amounts)

	As of
	June 30, 2024	March 31, 2024	June 30, 2023
ASSETS
Cash and cash equivalents	$285,269	$591,071	$232,703
Debt securities available for sale	1,829,896	1,898,072	2,283,848
Debt securities held to maturity	851,261	862,218	894,102
Equity securities	9,618	9,790	9,034
Loans held for sale	11,286	6,827	1,545

Commercial loans	5,799,214	5,606,241	5,793,426
Retail real estate and retail other loans	2,199,698	1,981,836	2,011,858
Portfolio loans	7,998,912	7,588,077	7,805,284

Allowance for credit losses	(85,226)	(91,562)	(91,639)
Premises and equipment	121,647	121,506	122,669
Goodwill and other intangible assets, net	370,580	351,455	358,898
Right of use asset	11,137	10,590	11,806
Other assets	567,036	539,414	580,779
Total assets	$11,971,416	$11,887,458	$12,209,029

LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest-bearing deposits	$2,832,776	$2,784,338	$3,086,885
Interest-bearing checking, savings, and money market deposits	5,619,470	5,598,675	5,504,255
Time deposits	1,523,889	1,577,178	1,471,615
Total deposits	9,976,135	9,960,191	10,062,755

Securities sold under agreements to repurchase	140,283	147,175	202,953
Short-term borrowings	—	—	212,000
Long-term debt	227,245	223,100	246,454
Junior subordinated debt owed to unconsolidated trusts	74,693	72,040	71,900
Lease liability	11,469	10,896	12,059
Other liabilities	207,781	191,405	198,960
Total liabilities	10,637,606	10,604,807	11,007,081

Stockholders' equity
Retained earnings	261,820	248,412	207,660
Accumulated other comprehensive income (loss)	(220,326)	(222,190)	(260,921)
Other[1]	1,292,316	1,256,429	1,255,209
Total stockholders' equity	1,333,810	1,282,651	1,201,948
Total liabilities & stockholders' equity	$11,971,416	$11,887,458	$12,209,029

SHARE AND PER SHARE AMOUNTS
Book value per common share	$23.50	$23.19	$21.74
Tangible book value per common share[2]	$16.97	$16.84	$15.25
Ending number of common shares outstanding	56,746,937	55,300,008	55,290,847
___________________________________________
1.Net balance of common stock ($0.001 par value), additional paid-in capital, and treasury stock.
2.See “Non-GAAP Financial Information” for reconciliation.
First Busey Corporation (BUSE) | 2024 Q2 — 7

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
INTEREST INCOME
Interest and fees on loans	$109,641	$99,325	$94,804	$208,966	$184,579
Interest and dividends on investment securities	19,173	19,937	20,784	39,110	41,126
Other interest income	3,027	6,471	1,311	9,498	2,299
Total interest income	$131,841	$125,733	$116,899	$257,574	$228,004

INTEREST EXPENSE
Deposits	$43,709	$43,968	$26,768	$87,677	$41,508
Federal funds purchased and securities sold under agreements to repurchase	1,040	1,372	1,223	2,412	2,445
Short-term borrowings	418	232	5,741	650	10,563
Long-term debt	3,181	3,405	3,552	6,586	7,103
Junior subordinated debt owed to unconsolidated trusts	1,059	989	945	2,048	1,858
Total interest expense	$49,407	$49,966	$38,229	$99,373	$63,477

Net interest income	$82,434	$75,767	$78,670	$158,201	$164,527
Provision for credit losses	2,277	5,038	627	7,315	1,580
Net interest income after provision for credit losses	$80,157	$70,729	$78,043	$150,886	$162,947

NONINTEREST INCOME
Wealth management fees	$15,917	$15,549	$14,562	$31,466	$29,359
Fees for customer services	7,798	7,056	7,239	14,854	14,058
Payment technology solutions	5,915	5,709	5,231	11,624	10,546
Mortgage revenue	478	746	272	1,224	560
Income on bank owned life insurance	1,442	1,419	1,029	2,861	2,681
Realized gain on the sale of mortgage servicing rights	277	7,465	—	7,742	—
Net securities gains (losses)	(353)	(6,375)	(2,059)	(6,728)	(2,675)
Other noninterest income	2,327	3,431	1,738	5,758	5,331
Total noninterest income	$33,801	$35,000	$28,012	$68,801	$59,860

NONINTEREST EXPENSE
Salaries, wages, and employee benefits	$43,478	$42,090	$39,859	$85,568	$80,190
Data processing expense	7,100	6,550	5,902	13,650	11,542
Net occupancy expense of premises	4,590	4,720	4,540	9,310	9,302
Furniture and equipment expense	1,695	1,813	1,681	3,508	3,427
Professional fees	2,495	2,253	973	4,748	3,031
Amortization of intangible assets	2,629	2,409	2,669	5,038	5,398
Interchange expense	1,733	1,611	1,870	3,344	3,723
FDIC insurance	1,460	1,400	1,506	2,860	3,008
Other noninterest expense	10,357	7,923	10,205	18,280	19,987
Total noninterest expense	$75,537	$70,769	$69,205	$146,306	$139,608

Income before income taxes	$38,421	$34,960	$36,850	$73,381	$83,199
Income taxes	11,064	8,735	7,486	19,799	17,049
Net income	$27,357	$26,225	$29,364	$53,582	$66,150

SHARE AND PER SHARE AMOUNTS
Basic earnings per common share	$0.48	$0.47	$0.53	$0.95	$1.19
Diluted earnings per common share	$0.47	$0.46	$0.52	$0.94	$1.18
Average common shares outstanding	56,919,025	55,416,589	55,440,277	56,167,807	55,419,250
Diluted average common shares outstanding	57,853,231	56,406,500	56,195,801	57,129,865	56,187,820
First Busey Corporation (BUSE) | 2024 Q2 — 8

BALANCE SHEET STRENGTH
Our balance sheet remains a source of strength. Total assets were $11.97 billion as of June 30, 2024, compared to $11.89 billion as of March 31, 2024, and $12.21 billion as of June 30, 2023.
As has been our practice, we remain steadfast in our conservative approach to underwriting and disciplined approach to pricing, particularly given our outlook for the economy in the coming quarters, and this approach has impacted loan growth as predicted. Portfolio loans totaled $8.00 billion at June 30, 2024, compared to $7.59 billion at March 31, 2024, and $7.81 billion at June 30, 2023. The $410.8 million increase in portfolio loans during the second quarter of 2024 was due to the M&M acquisition.
Average portfolio loans were $8.01 billion for the second quarter of 2024, compared to $7.60 billion for the first quarter of 2024 and $7.76 billion for the second quarter of 2023. Average interest-earning assets were $10.99 billion for the second quarter of 2024, compared to $11.00 billion for the first quarter of 2024, and $11.13 billion for the second quarter of 2023.
Total deposits were $9.98 billion at June 30, 2024, compared to $9.96 billion at March 31, 2024, and $10.06 billion at June 30, 2023. Average deposits were $10.07 billion for the second quarter of 2024, compared to $10.04 billion for the first quarter of 2024 and $9.85 billion for the second quarter of 2023. Deposit fluctuations over the last several quarters were driven by a number of elements, including (1) seasonal factors, including ordinary course public fund flows and fluctuations in the normal course of business operations of certain core commercial customers, (2) the macroeconomic environment, including prevailing interest rates and anticipated future Federal Open Market Committee (“FOMC”) rate moves, as well as inflationary pressures, (3) depositors moving some funds to accounts at competitors offering above-market rates, including state-sponsored investment programs that provide rates in excess of where we can borrow in the wholesale marketplace, and (4) deposits moving within the Busey ecosystem between deposit accounts and our wealth management group. Core deposits1 accounted for 96.4% of total deposits as of June 30, 2024. Cost of deposits was 1.75% in the second quarter of 2024, which represents a decrease of 1 basis point from the first quarter of 2024. Excluding time deposits, Busey’s cost of deposits was 1.36% in the second quarter of 2024, an increase of 4 basis points from the first quarter of 2024. Non-maturity deposit cost of funds has increased as Busey Bank continues to offer savings account specials to customers with larger account balances, with the intention of migrating maturing CDs to these managed rate products. Spot rates on total deposit costs, including noninterest bearing deposits, increased by 8 basis points from 1.67% at March 31, 2024, to 1.75% at June 30, 2024. Spot rates on interest bearing deposits increased by 13 basis points from 2.32% at March 31, 2024 to 2.45% at June 30, 2024.
There were no short term borrowings as of June 30 or March 31, 2024, compared to $212.0 million at June 30, 2023. We had no borrowings from the Federal Home Loan Bank (“FHLB”) at the end of either the second quarter of 2024 or the first quarter of 2024, compared to $200.0 million at the end of the second quarter of 2023. We have sufficient on- and off-balance sheet liquidity5 to manage deposit fluctuations and the liquidity needs of our customers. As of June 30, 2024, our available sources of on- and off-balance sheet liquidity totaled $6.16 billion. We have executed various deposit campaigns to attract term funding and savings accounts at a lower rate than our marginal cost of funds. New certificate of deposit production in the second quarter of 2024 had a weighted average term of 8.4 months at a rate of 3.93%, 127 basis points below our average marginal wholesale funding cost during the quarter. Furthermore, our balance sheet liquidity profile continues to be aided by the cash flows we expect from our relatively short-duration securities portfolio. Those cash flows were approximately $115.2 million in the second quarter of 2024. For the remainder of 2024, cash flows from our securities portfolio are expected to be approximately $162.8 million with a current book yield of 2.62%.
First Busey Corporation (BUSE) | 2024 Q2 — 9

ASSET QUALITY
Credit quality continues to be strong. Loans 30-89 days past due totaled $23.5 million as of June 30, 2024, compared to $7.4 million as of March 31, 2024, and $5.2 million as of June 30, 2023. The increase in loans that were 30-89 days past due can be primarily attributed to a single commercial real estate loan. Non-performing loans were $9.1 million as of June 30, 2024, compared to $17.6 million as of March 31, 2024, and $15.8 million as of June 30, 2023. Continued disciplined credit management resulted in non-performing loans as a percentage of portfolio loans of 0.11% as of June 30, 2024, 0.23% as of March 31, 2024, and 0.20% as of June 30, 2023. Non-performing assets were 0.08% of total assets for the second quarter of 2024, compared to 0.15% for the first quarter of 2024 and 0.13% for the second quarter of 2023. Our total classified assets were $95.8 million at June 30, 2024, compared to $105.4 million at March 31, 2024, and $81.9 million at June 30, 2023. Our ratio of classified assets to estimated bank Tier 1 capital4 and reserves remains low by historical standards, at 6.4% as of June 30, 2024, compared to 7.2% as of March 31, 2024, and 5.7% as of June 30, 2023.
Net charge-offs were $9.9 million for the second quarter of 2024, compared to $5.2 million for the first quarter of 2024, and $0.7 million for the second quarter of 2023. The increase in the first and second quarter of 2024 was limited to a single commercial and industrial credit relationship. The allowance as a percentage of portfolio loans was 1.07% as of June 30, 2024, compared to 1.21% as of March 31, 2024, and 1.17% as of June 30, 2023. The ratio was impacted in the second quarter of 2024 by the acquisition of M&M’s Life Equity Loan® portfolio, as Busey did not record an allowance for credit loss for these loans due to the probability of loss at default as permitted under the practical expedient provided within the Accounting Standards Codification 326-20-35-6. The allowance as a percentage of non-performing loans was 936.0% as of June 30, 2024, compared to 521.6% as of March 31, 2024, and 580.8% as of June 30, 2023.
Busey maintains a well-diversified loan portfolio and, as a matter of policy and practice, limits concentration exposure in any particular loan segment.

ASSET QUALITY (unaudited)
(dollars in thousands)

	As of
	June 30, 2024	March 31, 2024	June 30, 2023
Total assets	$11,971,416	$11,887,458	$12,209,029
Portfolio loans	7,998,912	7,588,077	7,805,284
Loans 30 – 89 days past due	23,463	7,441	5,169
Non-performing loans:
Non-accrual loans	8,393	17,465	15,209
Loans 90+ days past due and still accruing	712	88	569
Non-performing loans	$9,105	$17,553	$15,778
Non-performing loans, segregated by geography:
Illinois / Indiana	$5,793	$13,553	$11,681
Missouri	3,089	3,746	3,928
Florida	222	254	169
Other non-performing assets	90	65	68
Non-performing assets	$9,195	$17,618	$15,846

Allowance for credit losses	$85,226	$91,562	$91,639

RATIOS
Non-performing loans to portfolio loans	0.11%	0.23%	0.20%
Non-performing assets to total assets	0.08%	0.15%	0.13%
Non-performing assets to portfolio loans and other non-performing assets	0.11%	0.23%	0.20%
Allowance for credit losses to portfolio loans	1.07%	1.21%	1.17%
Allowance for credit losses as a percentage of non-performing loans	936.04%	521.63%	580.80%
First Busey Corporation (BUSE) | 2024 Q2 — 10

NET CHARGE-OFFS (RECOVERIES) AND PROVISION EXPENSE (RELEASE) (unaudited)
(dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net charge-offs (recoveries)	$9,856	$5,216	$715	$15,072	$1,549
Provision expense (release)	2,277	5,038	627	7,315	1,580
NET INTEREST MARGIN AND NET INTEREST INCOME
Net interest margin1 was 3.03% for the second quarter of 2024, compared to 2.79% for the first quarter of 2024 and 2.86% for the second quarter of 2023. Excluding purchase accounting accretion, adjusted net interest margin1 was 3.00% for the second quarter of 2024, compared to 2.78% in the first quarter of 2024 and 2.84% in the second quarter of 2023. Net interest income was $82.4 million in the second quarter of 2024, compared to $75.8 million in the first quarter of 2024 and $78.7 million in the second quarter of 2023.
The FOMC raised rates by a total of 525 basis points since the onset of the current FOMC tightening cycle that began in the first quarter of 2022, with no further increases during 2024. Rising rates initially have a positive impact on net interest margin, as assets, in particular commercial loans, reprice more quickly and to a greater extent than liabilities. As deposit and funding costs increase in response to the tightening rate cycle, and we experience deposit migration into higher cost offerings and funding alternatives, some of the net interest margin expansion is reversed, which we began to experience in the first quarter of 2023. As lower yielding securities and loans continue to mature or renew at higher current market rates, expansion in asset yields has outpaced any remaining lagged pressure on funding costs. Our deposit cost of funds peaked in the beginning of the first quarter of 2024, and we have been able to remain below that peak funding cost each month during the second quarter. We continue to offer CD specials with shorter term structures as well as offering attractive premium savings rates to encourage rotation of maturing CD deposits into nimble pricing products as the expected easing cycle begins. The acquisition of M&M Bank provided higher yielding assets to our loan book, and we leveraged the consolidated Company liquidity strength to unwind higher cost funding of $95.9 million, which had an average rate of 5.49%. During the second quarter we also saw the full benefit of the March 2024 targeted balance sheet repositioning in our net interest margin. Components of the 24 basis point increase in net interest margin1 during the second quarter of 2024 include:
•Increased loan portfolio yield contributed +35 basis points
•Reduced time deposit funding costs contributed +7 basis points
•Balance Sheet repositioning contributed +3 basis points
•Increased purchase accounting contributed +2 basis points
•Reduced borrowing expense +1 basis point
•Decreased cash and securities portfolio yield contributed -18 basis points
•Increased non-maturity deposit funding costs contributed -6 basis points
Based on our most recent Asset Liability Management Committee (“ALCO”) model, a +100 basis point parallel rate shock is expected to increase net interest income by 1.8% over the subsequent twelve-month period. Market competition for deposits continues and lower cost deposits continue to rotate into higher beta products, which is factored into our ALCO model and margin forecast. Busey continues to evaluate off-balance sheet hedging and balance sheet restructuring strategies as well as embedding rate protection in our asset originations to provide stabilization to net interest income in lower rate environments. Time deposit and savings specials have provided funding flows, and we had excess earning cash levels at the end of the second quarter. Since the onset of the current FOMC tightening cycle that began in the first quarter of 2022, our cumulative interest-bearing non-maturity deposit beta has been 38%. Our cycle-to-date total deposit beta has been 32% through June 30, 2024. Deposit betas were calculated based on an average federal funds rate of 5.50% during the second quarter of 2024. The average federal funds rate has remained unchanged since the fourth quarter of 2023.
First Busey Corporation (BUSE) | 2024 Q2 — 11

NONINTEREST INCOME
Noninterest income was $33.8 million for the second quarter of 2024, as compared to $35.0 million for the first quarter of 2024 and $28.0 million for the second quarter of 2023. Excluding the impact of the mortgage servicing rights sale and net securities gains and losses, adjusted noninterest income1 was $33.9 million, or 29.1% of operating revenue1, during the second quarter of 2024, $33.9 million, or 30.9% of operating revenue, for the first quarter of 2024, and $30.1 million, or 27.7% of operating revenue, for the second quarter of 2023.
Consolidated wealth management fees were $15.9 million for the second quarter of 2024, compared to $15.5 million for the first quarter of 2024 and $14.6 million for the second quarter of 2023. On a segment basis, Wealth Management generated $16.1 million in revenue during the second quarter of 2024, a 9.5% increase over revenue of $14.7 million for the second quarter of 2023. Second quarter of 2024 results marked a new record high reported quarterly revenue for the Wealth Management operating segment. The Wealth Management operating segment generated net income of $5.6 million in the second quarter of 2024, compared to $5.0 million in the first quarter of 2024 and $4.9 million in the second quarter of 2023. Busey’s Wealth Management division ended the second quarter of 2024 with $13.02 billion in assets under care, compared to $12.76 billion at the end of the first quarter of 2024 and $11.48 billion at the end of the second quarter of 2023. Our portfolio management team continues to focus on long-term returns and managing risk in the face of volatile markets and has outperformed its blended benchmark6 over the last three and five years.
Payment technology solutions revenue was $5.9 million for the second quarter of 2024, compared to $5.7 million for the first quarter of 2024 and $5.2 million for the second quarter of 2023. Excluding intracompany eliminations, the FirsTech operating segment generated revenue of $6.2 million during the second quarter of 2024, compared to $6.0 million in the first quarter of 2024 and $5.6 million in the second quarter of 2023. Second quarter of 2024 results marked a new record high reported quarterly revenue for the FirsTech operating segment for the third consecutive quarter. The FirsTech operating segment generated an insignificant amount of net income for the second quarter of 2024, compared to $0.1 million for the first quarter of 2024 and $0.2 million for the second quarter of 2023.
Revenues from wealth management fees and payment technology solutions activities represented 64.4% of Busey’s adjusted noninterest income1 for the quarter ended June 30, 2024, providing a balance to spread-based revenue from traditional banking activities.
Fees for customer services were $7.8 million for the second quarter of 2024, compared to $7.1 million in the first quarter of 2024 and $7.2 million in the second quarter of 2023.
Net securities losses were $0.4 million for the second quarter of 2024, comprised primarily of unrealized losses on equity securities.
Other noninterest income was $2.3 million in the second quarter of 2024, compared to $3.4 million in the first quarter of 2024 and $1.7 million in the second quarter of 2023. Fluctuations in other noninterest income are primarily attributable to decreases in venture capital investments, and increases in swap origination fees and commercial loan sales gains, as well as the addition of Life Equity Loan® servicing income.
OPERATING EFFICIENCY
Second quarter expenses include the costs of operating M&M Bank as a stand-alone bank from April 1, 2024, through June 21, 2024. Noninterest expense was $75.5 million in the second quarter of 2024, compared to $70.8 million in the first quarter of 2024 and $69.2 million for the second quarter of 2023. The efficiency ratio1 was 62.3% for the second quarter of 2024, compared to 58.1% for the first quarter of 2024, and 60.9% for the second quarter of 2023. Adjusted core expense was $71.1 million in the second quarter of 2024, compared to $68.6 million in the first quarter of 2024 and $64.0 million in the second quarter of 2023. The adjusted core efficiency ratio1 was 60.9% for the second quarter of 2024, compared to 62.3% for the first quarter of 2024, and 58.6% for the second quarter of 2023. Busey remains focused on expense discipline and expects to realize increased rates of M&M acquisition synergies in the second half of 2024.
First Busey Corporation (BUSE) | 2024 Q2 — 12

Noteworthy components of noninterest expense are as follows:
•Salaries, wages, and employee benefits expenses were $43.5 million in the second quarter of 2024, compared to $42.1 million in the first quarter of 2024 and $39.9 million in the second quarter of 2023. Busey recorded $1.1 million of non-operating salaries, wages, and employee benefit expenses in the second quarter of 2024, compared to $0.1 million in the first quarter of 2024 and none in the second quarter of 2023. Our associate-base consisted of 1,520 full-time equivalents as of June 30, 2024, compared to 1,464 as of March 31, 2024, and 1,477 as of June 30, 2023. The increase in our associate-base in the second quarter of 2024 was largely due to the M&M acquisition.
•Data processing expense was $7.1 million in the second quarter of 2024, compared to $6.6 million in the first quarter of 2024 and $5.9 million in the second quarter of 2023. Busey recorded $0.3 million of non-operating data processing expenses in the second quarter of 2024, compared to $0.1 million in the first quarter of 2024 and none in the second quarter of 2023. Busey has continued to make investments in technology enhancements and has also experienced inflation-driven price increases.
•Professional fees were $2.5 million in the second quarter of 2024, compared to $2.3 million in the first quarter of 2024 and $1.0 million in the second quarter of 2023. Busey recorded $0.4 million of non-operating professional fees in the second quarter of 2024, as compared to $0.1 million in the first quarter of 2024 and none in the second quarter of 2023.
•Amortization of intangible assets was $2.6 million in the second quarter of 2024, compared to $2.4 million in the first quarter of 2024 and $2.7 million in the second quarter of 2023.
•Other noninterest expense was $10.4 million for the second quarter of 2024, compared to $7.9 million in the first quarter of 2024 and $10.2 million in the second quarter of 2023. Busey recorded $0.3 million of non-operating costs in other noninterest expense in the second quarter of 2024, compared to immaterial amounts in the first quarter of 2024 and the second quarter of 2023. In connection with Busey’s adoption of ASU 2023-02 on January 1, 2024, Busey began recording amortization of New Markets Tax Credits as income tax expense instead of other operating expense, which resulted in a decrease to other operating expenses of $2.3 million compared to the second quarter of 2023. Other items contributing to the fluctuations in other noninterest expense included the provision for unfunded commitments, sales of other real estate owned, fixed asset impairment, marketing, and business development expenses.
Busey's effective tax rate for the second quarter of 2024 was 28.8%, which includes a one-time deferred tax valuation adjustment of $1.4 million resulting from a change to our Illinois apportionment rate due to recently enacted regulations. These new regulations are expected to lower our ongoing tax obligation in future periods, but create a negative adjustment to the carrying value of our deferred tax asset in the current period. Without this one-time adjustment, the effective tax rate for the second quarter of 2024 would have been 25.0%, lower than the combined federal and state statutory rate of approximately 28.0% due to the impact of tax exempt interest income, such as municipal bond interest, bank owned life insurance income, and investments in various federal and state tax credits. Further, the effective tax rate is higher in 2024, compared to 2023, due to the adoption of ASU 2023-02 in January 2024. Upon adoption of ASU 2023-02 Busey elected to use the proportional amortization method of accounting for equity investments made primarily for the purpose of receiving income tax credits. The proportional amortization method results in the cost of the investment being amortized in proportion to the income tax credits and other income tax benefits received, with the amortization of the investment and the income tax credits being presented net in the income statement as a component of income tax expense as opposed to being presented on a gross basis on the income statement as a component of noninterest expense and income tax expense.
CAPITAL STRENGTH
Busey's strong capital levels, coupled with its earnings, have allowed the Company to provide a steady return to its stockholders through dividends. On July 26, 2024, Busey will pay a cash dividend of $0.24 per common share to stockholders of record as of July 19, 2024. Busey has consistently paid dividends to its common stockholders since the bank holding company was organized in 1980.
First Busey Corporation (BUSE) | 2024 Q2 — 13

As of June 30, 2024, Busey continued to exceed the capital adequacy requirements necessary to be considered “well-capitalized” under applicable regulatory guidelines. Busey’s Common Equity Tier 1 ratio is estimated4 to be 13.19% at June 30, 2024, compared to 13.45% at March 31, 2024, and 12.35% at June 30, 2023. Our Total Capital to Risk Weighted Assets ratio is estimated4 to be 17.49% at June 30, 2024, compared to 17.95% at March 31, 2024, and 16.56% at June 30, 2023.
Busey’s tangible common equity1 was $970.9 million at June 30, 2024, compared to $937.6 million at March 31, 2024, and $850.9 million at June 30, 2023. Tangible common equity1 represented 8.36% of tangible assets at June 30, 2024, compared to 8.12% at March 31, 2024, and 7.18% at June 30, 2023. Busey’s tangible book value per common share1 increased to $16.97 at June 30, 2024, from $16.84 at March 31, 2024, and $15.25 at June 30, 2023, reflecting an 11.3% year-over-year increase. The ratios of tangible common equity to tangible assets1 and tangible book value per common share have been impacted by the fair market valuation adjustment of Busey’s securities portfolio as a result of the current rate environment, which is reflected in the accumulated other comprehensive income (loss) component of shareholder’s equity.
2Q24 EARNINGS INVESTOR PRESENTATION
For additional information on Busey’s financial condition and operating results, please refer to the 2Q24 Earnings Investor Presentation furnished via Form 8-K on July 23, 2024, in connection with this earnings release.
First Busey Corporation (BUSE) | 2024 Q2 — 14

CORPORATE PROFILE
As of June 30, 2024, First Busey Corporation (Nasdaq: BUSE) was an $11.97 billion financial holding company headquartered in Champaign, Illinois.
Busey Bank, a wholly-owned bank subsidiary of First Busey Corporation, had total assets of $11.94 billion as of June 30, 2024, and is headquartered in Champaign, Illinois. Busey Bank currently has 62 banking centers, with 21 in Central Illinois markets, 17 in suburban Chicago markets, 20 in the St. Louis Metropolitan Statistical Area, three in Southwest Florida, and one in Indianapolis. More information about Busey Bank can be found at busey.com.
Through Busey’s Wealth Management division, the Company provides a full range of asset management, investment, brokerage, fiduciary, philanthropic advisory, tax preparation, and farm management services to individuals, businesses, and foundations. Assets under care totaled $13.02 billion as of June 30, 2024. More information about Busey’s Wealth Management services can be found at busey.com/wealth-management.
Busey Bank’s wholly-owned subsidiary, FirsTech, specializes in the evolving financial technology needs of small and medium-sized businesses, highly regulated enterprise industries, and financial institutions. FirsTech provides comprehensive and innovative payment technology solutions, including online, mobile, and voice-recognition bill payments; money and data movement; merchant services; direct debit services; lockbox remittance processing for payments made by mail; and walk-in payments at retail agents. Additionally, FirsTech simplifies client workflows through integrations enabling support with billing, reconciliation, bill reminders, and treasury services. More information about FirsTech can be found at firstechpayments.com.
For the first time, Busey was named among the World’s Best Banks for 2024 by Forbes, earning a spot on the list among 68 U.S. banks and 403 worldwide. Additionally, Busey Bank was honored to be named among America’s Best Banks by Forbes magazine for the third consecutive year. Ranked 40th overall in 2024, Busey was the second-ranked bank headquartered in Illinois of the six that made this year’s list and the highest-ranked of those with more than $10 billion in assets. Busey is humbled to be named among the 2023 Best Banks to Work For by American Banker, the 2023 Best Places to Work in Money Management by Pensions and Investments, the 2024 Best Places to Work in Illinois by Daily Herald Business Ledger, and the 2024 Best Companies to Work For in Florida by Florida Trend magazine. We are honored to be consistently recognized globally, nationally and locally for our engaged culture of integrity and commitment to community development.
For more information about us, visit busey.com.
Category: Financial
Source: First Busey Corporation
Contacts:
Jeffrey D. Jones, Chief Financial Officer
217-365-4130
First Busey Corporation (BUSE) | 2024 Q2 — 15

NON-GAAP FINANCIAL INFORMATION
This earnings release contains certain financial information determined by methods other than GAAP. Management uses these non-GAAP measures, together with the related GAAP measures, in analysis of Busey’s performance and in making business decisions, as well as for comparison to Busey’s peers. Busey believes the adjusted measures are useful for investors and management to understand the effects of certain non-core and non-recurring noninterest items and provide additional perspective on Busey’s performance over time.
Below is a reconciliation to what management believes to be the most directly comparable GAAP financial measures—specifically, net interest income, total noninterest income, net security gains and losses, and total noninterest expense in the case of pre-provision net revenue, adjusted pre-provision net revenue, pre-provision net revenue to average assets, and adjusted pre-provision net revenue to average assets; net income in the case of adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, average tangible common equity, return on average tangible common equity, adjusted return on average tangible common equity; net income and net security gains and losses in the case of further adjusted net income and further adjusted diluted earnings per share; net interest income in the case of adjusted net interest income and adjusted net interest margin; net interest income, total noninterest income, and total noninterest expense in the case of adjusted noninterest income, adjusted noninterest expense, noninterest expense excluding non-operating adjustments, adjusted core expense, efficiency ratio, adjusted efficiency ratio, and adjusted core efficiency ratio; net interest income, total noninterest income, net securities gains and losses, and gain on sale of mortgage servicing rights in the case of operating revenue and adjusted noninterest income to operating revenue; total assets and goodwill and other intangible assets in the case of tangible assets; total stockholders’ equity in the case of tangible book value per common share; total assets and total stockholders’ equity in the case of tangible common equity and tangible common equity to tangible assets; and total deposits in the case of core deposits and core deposits to total deposits.
These non-GAAP disclosures have inherent limitations and are not audited. They should not be considered in isolation or as a substitute for operating results reported in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tax effected numbers included in these non-GAAP disclosures are based on estimated statutory rates, estimated federal income tax rates, or effective tax rates, as noted with the tables below.
First Busey Corporation (BUSE) | 2024 Q2 — 16

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Pre-Provision Net Revenue, Adjusted Pre-Provision Net Revenue, Pre-Provision Net Revenue to Average Assets, and Adjusted Pre-Provision Net Revenue to Average Assets
(dollars in thousands)

		Three Months Ended			Six Months Ended
		June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
PRE-PROVISION NET REVENUE
Net interest income		$82,434	$75,767	$78,670	$158,201	$164,527
Total noninterest income		33,801	35,000	28,012	68,801	59,860
Net security (gains) losses		353	6,375	2,059	6,728	2,675
Total noninterest expense		(75,537)	(70,769)	(69,205)	(146,306)	(139,608)
Pre-provision net revenue		41,051	46,373	39,536	87,424	87,454
Non-GAAP adjustments:
Acquisition and other restructuring expenses		2,212	408	12	2,620	12
Provision for unfunded commitments		(369)	(678)	265	(1,047)	(370)
Amortization of New Markets Tax Credits		—	—	2,259	—	4,480
Gain on sale of mortgage service rights		(277)	(7,465)	—	(7,742)	—
Adjusted pre-provision net revenue		$42,617	$38,638	$42,072	$81,255	$91,576

Pre-provision net revenue, annualized	[a]	$165,106	$186,511	$158,578	$175,809	$176,358
Adjusted pre-provision net revenue, annualized	[b]	171,405	155,401	168,750	163,403	184,670
Average total assets	[c]	12,089,692	12,024,208	12,209,865	12,056,950	12,236,643

Reported: Pre-provision net revenue to average assets[1]	[a÷c]	1.37%	1.55%	1.30%	1.46%	1.44%
Adjusted: Pre-provision net revenue to average assets[1]	[b÷c]	1.42%	1.29%	1.38%	1.36%	1.51%
___________________________________________
1.Annualized measure.
First Busey Corporation (BUSE) | 2024 Q2 — 17

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Return on Average Assets, Average Tangible Common Equity, Return on Average Tangible Common Equity, and Adjusted Return on Average Tangible Common Equity
(dollars in thousands, except per share amounts)

		Three Months Ended			Six Months Ended
		June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
NET INCOME ADJUSTED FOR NON-OPERATING ITEMS
Net income	[a]	$27,357	$26,225	$29,364	$53,582	$66,150
Non-GAAP adjustments for non-operating items:
Acquisition expenses:
Salaries, wages, and employee benefits		1,137	—	—	1,137	—
Data processing		344	100	—	444	—
Professional fees, occupancy, furniture and fixtures, and other		731	185	12	916	12
Other restructuring expenses:
Salaries, wages, and employee benefits		—	123	—	123	—
Related tax benefit[1]		(553)	(102)	(3)	(655)	(3)
Adjusted net income	[b]	$29,016	$26,531	$29,373	$55,547	$66,159

DILUTED EARNINGS PER SHARE
Diluted average common shares outstanding	[c]	57,853,231	56,406,500	56,195,801	57,129,865	56,187,820

Reported: Diluted earnings per share	[a÷c]	$0.47	$0.46	$0.52	$0.94	$1.18
Adjusted: Diluted earnings per share	[b÷c]	$0.50	$0.47	$0.52	$0.97	$1.18

RETURN ON AVERAGE ASSETS
Net income, annualized	[d]	$110,029	$105,476	$117,779	$107,753	$133,396
Adjusted net income, annualized	[e]	116,702	106,707	117,815	111,704	133,415
Average total assets	[f]	12,089,692	12,024,208	12,209,865	12,056,950	12,236,643

Reported: Return on average assets[2]	[d÷f]	0.91%	0.88%	0.96%	0.89%	1.09%
Adjusted: Return on average assets[2]	[e÷f]	0.97%	0.89%	0.96%	0.93%	1.09%

RETURN ON AVERAGE TANGIBLE COMMON EQUITY
Average common equity		$1,331,815	$1,275,724	$1,207,935	$1,303,770	$1,189,479
Average goodwill and other intangible assets, net		(376,224)	(353,014)	(360,641)	(364,620)	(361,990)
Average tangible common equity	[g]	$955,591	$922,710	$847,294	$939,150	$827,489

Reported: Return on average tangible common equity[2]	[d÷g]	11.51%	11.43%	13.90%	11.47%	16.12%
Adjusted: Return on average tangible common equity[2]	[e÷g]	12.21%	11.56%	13.90%	11.89%	16.12%
___________________________________________
1.Year-to-date tax benefits were calculated by multiplying year-to-date acquisition expenses and other restructuring expenses by the effective income tax rate for each year-to-date period, which for 2024 excludes a one-time deferred tax valuation adjustment resulting from a change in Illinois apportionment rate due to recently enacted regulations. Tax rates used in these calculations were 25.0% and 20.5% for the six months ended June 30, 2024 and 2023, respectively. Quarterly tax benefits were calculated as the year-to-date tax benefit amounts less the sum of amounts applied to previous quarters during the year, equating to tax rates of 25.0%, 25.0%, and 20.5% for the three months ended June 30, 2024, March 31, 2024, and June 30, 2023, respectively.
2.Annualized measure.
First Busey Corporation (BUSE) | 2024 Q2 — 18

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Further Adjusted Net Income and Further Adjusted Diluted Earnings Per Share
(dollars in thousands, except per share amounts)

		Three Months Ended			Six Months Ended
		June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Adjusted net income[1]	[a]	$29,016	$26,531	$29,373	$55,547	$66,159
Further non-GAAP adjustments:
Net securities (gains) losses		353	6,375	2,059	6,728	2,675
Gain on sale of mortgage servicing rights		(277)	(7,465)	—	(7,742)	—
Tax effect for further non-GAAP adjustments[2]		(19)	272	(418)	254	(548)
Tax effected further non-GAAP adjustments[3]		57	(818)	1,641	(760)	2,127
Further adjusted net income[3]	[b]	$29,073	$25,713	$31,014	$54,787	$68,286
One-time deferred tax valuation adjustment[4]		1,446	—	—	1,446	—
Further adjusted net income, excluding one-time deferred tax valuation adjustment[3]	[c]	$30,519	$25,713	$31,014	$56,233	$68,286

Diluted average common shares outstanding	[d]	57,853,231	56,406,500	56,195,801	57,129,865	56,187,820

Adjusted: Diluted earnings per share	[a÷d]	$0.50	$0.47	$0.52	$0.97	$1.18
Further Adjusted: Diluted earnings per share[3]	[b÷d]	$0.50	$0.46	$0.55	$0.96	$1.22
Further Adjusted, excluding one-time deferred tax valuation adjustment: Diluted earnings per share[3]	[c÷d]	$0.53	$0.46	$0.55	$0.98	$1.22
___________________________________________
1.Adjusted net income is a non-GAAP measure. See the table on the previous page for a reconciliation to the nearest GAAP measure.
2.Tax effects for further non-GAAP adjustments were calculated by multiplying further non-GAAP adjustments by the effective income tax rate for each period, which for 2024 excludes a one-time deferred tax valuation adjustment resulting from a change in Illinois apportionment rate due to recently enacted regulations. Effective income tax rates were 25.0%, 25.0%, and 20.3% for the three months ended June 30, 2024, March 31, 2024, and June 30, 2023, respectively, and were 25.0% and 20.5% for the six months ended June 30, 2024 and 2023, respectively.
3.Tax-effected measure.
4.A one-time deferred tax valuation adjustment of $1.4 million resulted from a change to our Illinois apportionment rate due to recently enacted regulations.
First Busey Corporation (BUSE) | 2024 Q2 — 19

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Adjusted Net Interest Income and Adjusted Net Interest Margin
(dollars in thousands)

		Three Months Ended			Six Months Ended
		June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net interest income		$82,434	$75,767	$78,670	$158,201	$164,527
Non-GAAP adjustments:
Tax-equivalent adjustment[1]		402	449	561	851	1,119
Tax-equivalent net interest income		82,836	76,216	79,231	159,052	165,646
Purchase accounting accretion related to business combinations		(812)	(204)	(413)	(1,016)	(816)
Adjusted net interest income		$82,024	$76,012	$78,818	$158,036	$164,830

Tax-equivalent net interest income, annualized	[a]	$333,165	$306,539	$317,795	$319,852	$334,038
Adjusted net interest income, annualized	[b]	329,899	305,719	316,138	317,809	332,392
Average interest-earning assets	[c]	10,993,907	10,999,903	11,130,298	10,996,905	11,155,291

Reported: Net interest margin[2]	[a÷c]	3.03%	2.79%	2.86%	2.91%	2.99%
Adjusted: Net interest margin[2]	[b÷c]	3.00%	2.78%	2.84%	2.89%	2.98%
___________________________________________
1.Tax-equivalent adjustments were calculated using an estimated federal income tax rate of 21%, applied to non-taxable interest income on investments and loans.
2.Annualized measure.
First Busey Corporation (BUSE) | 2024 Q2 — 20

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Adjusted Noninterest Income, Operating Revenue, Adjusted Noninterest Income to Operating Revenue, Noninterest Expense Excluding Amortization of Intangible Assets, Adjusted Noninterest Expense,
Adjusted Core Expense, Noninterest Expense Excluding Non-Operating Adjustments,
Efficiency Ratio, Adjusted Efficiency Ratio, and Adjusted Core Efficiency Ratio
(dollars in thousands)

		Three Months Ended			Six Months Ended
		June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net interest income	[a]	$82,434	$75,767	$78,670	$158,201	$164,527
Non-GAAP adjustments:
Tax-equivalent adjustment[1]		402	449	561	851	1,119
Tax-equivalent net interest income	[b]	82,836	76,216	79,231	159,052	165,646

Total noninterest income		33,801	35,000	28,012	68,801	59,860
Non-GAAP adjustments:
Net security (gains) losses		353	6,375	2,059	6,728	2,675
Noninterest income excluding net securities gains and losses	[c]	34,154	41,375	30,071	75,529	62,535
Further adjustments:
Gain on sale of mortgage servicing rights		(277)	(7,465)	—	(7,742)	—
Adjusted noninterest income	[d]	$33,877	$33,910	$30,071	$67,787	$62,535

Tax-equivalent revenue	[e = b+c]	$116,990	$117,591	$109,302	$234,581	$228,181
Adjusted tax-equivalent revenue	[f = b+d]	$116,713	$110,126	$109,302	$226,839	$228,181
Operating revenue	[g = a+d]	$116,311	$109,677	$108,741	$225,988	$227,062

Adjusted noninterest income to operating revenue	[d÷g]	29.13%	30.92%	27.65%	30.00%	27.54%

Total noninterest expense		$75,537	$70,769	$69,205	$146,306	$139,608
Non-GAAP adjustments:
Amortization of intangible assets	[h]	(2,629)	(2,409)	(2,669)	(5,038)	(5,398)
Noninterest expense excluding amortization of intangible assets	[i]	72,908	68,360	66,536	141,268	134,210
Non-operating adjustments:
Salaries, wages, and employee benefits		(1,137)	(123)	—	(1,260)	—
Data processing		(344)	(100)	—	(444)	—
Professional fees, occupancy, furniture and fixtures, and other		(731)	(185)	(12)	(916)	(12)
Adjusted noninterest expense	[j]	70,696	67,952	66,524	138,648	134,198
Provision for unfunded commitments		369	678	(265)	1,047	370
Amortization of New Markets Tax Credits		—	—	(2,259)	—	(4,480)
Adjusted core expense	[k]	$71,065	$68,630	$64,000	$139,695	$130,088

Noninterest expense, excluding non-operating adjustments	[j-h]	$73,325	$70,361	$69,193	$143,686	$139,596

Reported: Efficiency ratio	[i÷e]	62.32%	58.13%	60.87%	60.22%	58.82%
Adjusted: Efficiency ratio	[j÷f]	60.57%	61.70%	60.86%	61.12%	58.81%
Adjusted: Core efficiency ratio	[k÷f]	60.89%	62.32%	58.55%	61.58%	57.01%
___________________________________________
1.Tax-equivalent adjustments were calculated using an estimated federal income tax rate of 21%, applied to non-taxable interest income on investments and loans.
First Busey Corporation (BUSE) | 2024 Q2 — 21

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Tangible Book Value and Tangible Book Value Per Common Share
(dollars in thousands, except per share amounts)

		As of
		June 30, 2024	March 31, 2024	June 30, 2023
Total stockholders' equity		$1,333,810	$1,282,651	$1,201,948
Non-GAAP adjustments:
Goodwill and other intangible assets, net		(370,580)	(351,455)	(358,898)
Tangible book value	[a]	$963,230	$931,196	$843,050

Ending number of common shares outstanding	[b]	56,746,937	55,300,008	55,290,847

Tangible book value per common share	[a÷b]	$16.97	$16.84	$15.25

Tangible Assets, Tangible Common Equity, and Tangible Common Equity to Tangible Assets
(dollars in thousands)

		As of
		June 30, 2024	March 31, 2024	June 30, 2023
Total assets		$11,971,416	$11,887,458	$12,209,029
Non-GAAP adjustments:
Goodwill and other intangible assets, net		(370,580)	(351,455)	(358,898)
Tax effect of other intangible assets[1]		7,687	6,434	7,833
Tangible assets[2]	[a]	$11,608,523	$11,542,437	$11,857,964

Total stockholders' equity		$1,333,810	$1,282,651	$1,201,948
Non-GAAP adjustments:
Goodwill and other intangible assets, net		(370,580)	(351,455)	(358,898)
Tax effect of other intangible assets[1]		7,687	6,434	7,833
Tangible common equity[2]	[b]	$970,917	$937,630	$850,883

Tangible common equity to tangible assets[2]	[b÷a]	8.36%	8.12%	7.18%
___________________________________________
1.Net of estimated deferred tax liability, calculated using the estimated statutory tax rate of 28%.
2.Tax-effected measure.
First Busey Corporation (BUSE) | 2024 Q2 — 22

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Core Deposits, Core Deposits to Total Deposits, and Portfolio Loans to Core Deposits
(dollars in thousands)

		As of
		June 30, 2024	March 31, 2024	June 30, 2023
Portfolio loans	[a]	$7,998,912	$7,588,077	$7,805,284

Total deposits	[b]	$9,976,135	$9,960,191	$10,062,755
Non-GAAP adjustments:
Brokered deposits, excluding brokered time deposits of $250,000 or more		(43,089)	(6,001)	(6,055)
Time deposits of $250,000 or more		(314,461)	(326,795)	(297,967)
Core deposits	[c]	$9,618,585	$9,627,395	$9,758,733

RATIOS
Core deposits to total deposits	[c÷b]	96.42%	96.66%	96.98%
Portfolio loans to core deposits	[a÷c]	83.16%	78.82%	79.98%
First Busey Corporation (BUSE) | 2024 Q2 — 23

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS
This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to Busey’s financial condition, results of operations, plans, objectives, future performance, and business. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Busey’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Busey undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond Busey’s ability to control or predict, could cause actual results to differ materially from those in any forward-looking statements. These factors include, among others, the following: (1) the strength of the local, state, national, and international economy (including effects of inflationary pressures and supply chain constraints); (2) the economic impact of any future terrorist threats or attacks, widespread disease or pandemics, or other adverse external events that could cause economic deterioration or instability in credit markets (including Russia’s invasion of Ukraine and the Israeli-Palestinian conflict); (3) changes in state and federal laws, regulations, and governmental policies concerning Busey's general business (including changes in response to the failures of other banks or as a result of the upcoming 2024 presidential election); (4) changes in accounting policies and practices; (5) changes in interest rates and prepayment rates of Busey’s assets (including the impact of sustained elevated interest rates); (6) increased competition in the financial services sector (including from non-bank competitors such as credit unions and fintech companies) and the inability to attract new customers; (7) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (8) the loss of key executives or associates; (9) changes in consumer spending; (10) unexpected results of acquisitions (including the acquisition of M&M); (11) unexpected outcomes of existing or new litigation, investigations, or inquiries involving Busey (including with respect to Busey’s Illinois franchise taxes); (12) fluctuations in the value of securities held in Busey’s securities portfolio; (13) concentrations within Busey’s loan portfolio (including commercial real estate loans), large loans to certain borrowers, and large deposits from certain clients; (14) the concentration of large deposits from certain clients who have balances above current FDIC insurance limits and may withdraw deposits to diversify their exposure; (15) the level of non-performing assets on Busey’s balance sheets; (16) interruptions involving information technology and communications systems or third-party servicers; (17) breaches or failures of information security controls or cybersecurity-related incidents; and (18) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, blizzards, and droughts. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.
Additional information concerning Busey and its business, including additional factors that could materially affect Busey’s financial results, is included in Busey’s filings with the Securities and Exchange Commission.
First Busey Corporation (BUSE) | 2024 Q2 — 24

END NOTES

1	See "Non-GAAP Financial Information" for a reconciliation.
2	Estimated uninsured and uncollateralized deposits consist of account balances in excess of the $250 thousand FDIC insurance limit, less intercompany accounts and collateralized accounts (including preferred deposits).
3	Central Business District areas within Busey’s footprint include downtown St. Louis, downtown Indianapolis, and downtown Chicago.
4	Capital amounts and ratios for the second quarter of 2024 are not yet finalized and are subject to change.
5	On- and off-balance sheet liquidity is comprised of cash and cash equivalents, debt securities excluding those pledged as collateral, brokered deposits, and Busey’s borrowing capacity through its revolving credit facility, the FHLB, the Federal Reserve Bank, and federal funds purchased lines.
6	The blended benchmark consists of 60% MSCI All Country World Index and 40% Bloomberg Intermediate US Government/Credit Total Return Index.
First Busey Corporation (BUSE) | 2024 Q2 — 25

First Busey Corporation
100 W. University Ave., Champaign, IL 61820
NASDAQ: BUSE
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